Exhibit 11

                                     By-Laws

                                   ARTICLE XI

                INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES

                                   AND AGENTS

      Section 1. Authorization for Indemnification of Directors and Officers. The Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the Corporation to procure a judgment in its favor), whether civil or criminal, including an action by or the right of any other corporation of any type or kind, domestic or foreign or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or interstate (sic), was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

      The termination of any such civil or criminal action or proceeding by judgment, settlement, convection or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation or that he had reasonable cause to believe that his conduct was unlawful.

      The Corporation shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any other corporation of any type of kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys; fees, actually and necessarily incurred by hin in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service

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for any other  corporation or any partnership,  joint venture,  trust,  employee benefit plan or other enterprise, not opposed to the best interests of the Corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

      Section 2. Nonexclusivity of Provisions for Indemnification of Directors and Officers. The indemnification and advancement of expenses granted pursuant to, or provided by, this Article XI shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or these by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or
(iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this
Article XI shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

      Section 3. Payment of Indemnification. A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 1 of this Article XI shall be entitled to indemnification as authorized in such section.

      Except as provided in the foregoing subparagraph, any indemnification under Section 1 of this Article XI or otherwise permitted by Section 2 of this
Article XI, unless ordered by a court shall be made by the Corporation, only if authorized in the specific case:

      (i) by the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standards of conduct set forth in Section 1 of this Article XI or established pursuant to Section 2 of this Article XI, as the case may be, or,

      (ii) if a quorum under subparagraph (i) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs; or

      (iii) by the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

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      (iv) by the  shareholders  upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

      Expenses incurred in defending a civil or criminal action or proceeding may be paid by the Corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of Section 725 of the Business Corporation Law of New York.

      Section 4. Insurance for Indemnification of Directors and Officers. (a) Subject to subparagraph (b) below, the Corporation shall have power to purchase and maintain insurance:

            (1) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this Article, and

            (2) to indemnify directors and officers in instances in which they may be indemnified by the Corporation under the provisions of this Article, and

            (3) to indemnify directors and officers in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article provided the contract of insurance covering such directors and officers provides, in manner acceptable to the superintendent of insurance, for a retention amount and for coinsurance.

      (b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

            (1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

            (2) in relation to any risk the insurance of which is prohibited under the insurance law of this state.

      (c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

      (d) The Corporation shall, in accordance with the Business Corporation Law of New York, mail a statement in respect of any insurance it has purchased or renewed under this section specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.